Exhibit (a)(5)(F)

WEST FINANCIAL GROUP, INC.

New York * Ft. Lauderdale *

Oct 29, 2003

FREDERICK M WEISSBERG

DOVER INVESTMENTS CORP

100 SPEAR ST # 520

SAN FRANCISCO, CA 94105

Dear FREDERICK,

A major company has expressed an interest in buying DOVER INVESTMENTS CORP.

Please call Mindy Lee at 954-788-9300, ext. 3390.  She will set up a time for us to talk on a CEO-to-CEO basis.  I will also give you the name of the company, an approximate value of DOVER INVESTMENTS CORP and the fees involved.

Kindest Regards,

/s/ Steven West
Steven West

PS: FREDERICK, in the alternative, we may be able to help you with raising venture capital or addtional lines of credit for DOVER INVESTMENTS CORP.

If you would like your fax number removed from our database,

please call 866-580-4548, code 105 and your fax number will be permanently removed.